As filed with the Securities and Exchange Commission on August 29, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANCORPSOUTH, INC.

(Exact name of registrant as specified in its charter)

Mississippi	64-0659571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Mississippi Plaza 201 South Spring Street Tupelo, Mississippi	38804
(Address of Principal Executive Offices)	(Zip Code)

BancorpSouth, Inc. 401(k) Profit-Sharing Plan and Trust

(Full title of the plan)

James D. Rollins III

Chief Executive Officer

BancorpSouth, Inc.

One Mississippi Plaza

201 South Spring Street

Tupelo, Mississippi 38804

(Name and address of agent for service)

(662) 680-2000

(Telephone number, including area code, of agent for service)

Copy to:

E. Marlee Mitchell, Esq.

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

(615) 244-6380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $2.50 per share (1)	10,000,000(2)	$19.93(3)	$199,300,000	$27,184.52

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that became issuable under the BancorpSouth, Inc. 401(k) Profit-Sharing Plan and Trust, formerly known as the BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices reported on August 27, 2013, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

BancorpSouth, Inc. (the “Company”) is filing this Registration Statement on Form S-8 to register an additional 10,000,000 shares of the Company’s common stock, $2.50 par value (“Common Stock”), issuable pursuant to the BancorpSouth, Inc. 401(k) Profit-Sharing Plan and Trust, formerly known as the BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan (the “Plan”). Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statement on Form S-8 (Registration No. 333-133390) registering 1,000,000 shares of Common Stock issuable pursuant to the Plan and filed with the Securities and Exchange Commission on April 19, 2006 are hereby incorporated by reference, to the extent not otherwise amended or superseded by the contents hereof.

This Registration Statement contains a Reoffer Prospectus prepared in accordance with the requirements of Part I of Form S-3 and pursuant to General Instructions C and E to Form S-8. The Reoffer Prospectus may be used for reoffers and resales of Common Stock acquired pursuant to the Plan by selling shareholders, each of which may be deemed an “affiliate” (as such term is defined in Rule 405 under the Securities Act of 1933, as amended) of the Company. Pursuant to Rule 429(a) under the Securities Act of 1933, as amended, the Reoffer Prospectus included in this Registration Statement is a combined prospectus that also relates to any unsold shares of Common Stock issued under the Plan to the selling shareholders named therein and registered under the Company’s Registration Statement on Form S-8 (Registration No. 333-133390) filed on April 19, 2006.

REOFFER PROSPECTUS

Up to 10,000,000 Shares

Common Stock

This Prospectus relates to the reoffer and resale by certain selling shareholders of BancorpSouth, Inc. (referred to as “we” and “our” in this Prospectus) of up to 10,000,000 shares of our common stock that may be distributed to the selling shareholders from the BancorpSouth, Inc. 401(k) Profit-Sharing Plan and Trust, previously known as the BancorpSouth, Inc. Amended and Restated Salary Deferral-Profit Sharing Employee Stock Ownership Plan and referred to as the Plan in this Prospectus.

This Prospectus may only be used if a supplement is attached which contains the names of the selling shareholders and the amount of shares of our common stock to be reoffered by them.

The selling shareholders may sell all or a portion of the shares being offered pursuant to this Prospectus at prices related to prevailing market prices or at negotiated prices.

We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We will bear all expenses incurred in connection with the registration of the shares being offered by the selling shareholders, except that the selling shareholders shall be responsible for all broker discounts and selling commissions, fees and expenses of counsel and other advisors to the selling shareholders, transfer taxes and related charges in connection with the offer and sale of these shares.

Our common stock is listed on the New York Stock Exchange under the symbol “BXS.”

Investing in shares of our common stock involves risks. You should carefully review the discussion under the heading “RISK FACTORS” on page 3 regarding information included and incorporated by reference in this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of our common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is August 29, 2013.

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholders are not making an offer to sell, or a solicitation of an offer to purchase, these shares of common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus or any other documents incorporated by reference is accurate only as of the date on the front cover of this Prospectus.

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BANCORPSOUTH, INC.

BancorpSouth, Inc. is incorporated in Mississippi and is a financial holding company under the Bank Holding Company Act of 1956. We are based in Tupelo, Mississippi and conduct our operations through our bank subsidiary, BancorpSouth Bank, and various banking-related subsidiaries. BancorpSouth Bank conducts commercial banking, trust, insurance and investment services businesses.

Our principal office is located at One Mississippi Plaza, 201 South Spring Street, Tupelo, Mississippi 38804 and our telephone number is (662) 680-2000.

RISK FACTORS

You are urged to read and consider the risk factors relating to an investment in shares of our common stock incorporated by reference herein from Part I, Item 1A of our most recent Annual Report on Form 10-K. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this Prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also affect our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders.

SELLING SHAREHOLDERS

The issuance of 10,000,000 shares of our common stock under the Plan has been registered under the Securities Act by a registration statement on Form S-8. This Prospectus is to be used in connection with any resales of our common stock acquired under the Plan by persons who may be considered our “affiliates” within the meaning of the Securities Act.

At the date of this Prospectus, we do not know the names of persons who intend to resell shares of our common stock distributed under the Plan. The selling shareholders will be our executive officers who have received, or may receive, distributions of shares of our common stock under the Plan. Each of these persons may be considered our “affiliate” within the meaning of the Securities Act. We will supplement this Prospectus with the names of the selling shareholders and the number of shares of our common stock to be reoffered by them as that information becomes known to the extent that an exemption from registration is not available.

PLAN OF DISTRIBUTION

The shares may be offered by the selling shareholders from time to time in transactions through the New York Stock Exchange, in negotiated transactions, through the writing of options on the shares or a combination of these methods of sale, at prices related to prevailing market prices or at negotiated prices. The selling shareholders may effect these transactions by selling the shares to or through broker-dealers and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchaser of the shares for which such broker-dealers may act as agent or to whom they sell as principal, or both. This compensation as to a particular broker-dealer might be in excess of customary commissions.

There is no assurance that any of the selling shareholders will sell any or all of the shares of our common stock offered under this Prospectus.

We have agreed to pay all expenses incurred in connection with the registration of the shares of our common stock offered under this Prospectus, except that the selling shareholders shall be responsible for all broker discounts and selling commissions, fees and expenses of counsel and other advisors to the selling shareholders, transfer taxes and related charges in connection with the offer and sale of shares by them.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Act, a registration statement on Form S-8 that registers the shares of our common stock issuable under the Plan. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us, the Plan and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this Prospectus.

We file annual, quarterly and current reports, proxy statements, information statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and on our corporate website at www.bancorpsouthonline.com. The information on our corporate website is not part of this Prospectus or other offering materials. You can also inspect our reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We “incorporate by reference” into this Prospectus information we file with the SEC, which means:

•	incorporated documents are considered part of this Prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file later with the SEC automatically will update and supersede information contained in this prospectus.

We are incorporating by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013;

•

our Current Reports on Form 8-K (and any amendments thereto) filed with the SEC on February 12, 2013, March 14, 2013, April 24, 2013, June 27, 2013 and August 8, 2013 (other than any portions thereof deemed furnished and not filed in accordance with SEC rules);

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on May 14, 1997, and any other amendment or report filed for the purpose of updating such description; and

•

any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this Prospectus and the termination date of the Plan (other than documents or information deemed furnished and not filed in accordance with SEC rules).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this Prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

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You can obtain copies of the documents incorporated by reference in this Prospectus, at no cost, by writing or calling us at the following address:

BancorpSouth, Inc. One Mississippi Plaza Tupelo, Mississippi 38804 Attention: Corporate Secretary (662) 680-2000

We will provide to each person, including any beneficial owner, to whom a Prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the Prospectus but not delivered with the Prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit
23.1	Consent of KPMG LLP
24.1	Power of Attorney (included on the signature page of this registration statement)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on August 28, 2013.

BANCORPSOUTH, INC.

By:	/s/ James D. Rollins III
James D. Rollins III Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Rollins III and William L. Prater, and each of them, his or her true and lawful attorney-in-fact, as agent and with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and any registration statement related to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents in full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or be in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James D. Rollins III James D. Rollins III	Chief Executive Officer (Principal Executive Officer) and Director	August 28, 2013

/s/ William L. Prater William L. Prater	Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	August 28, 2013

/s/ Aubrey B. Patterson Aubrey B. Patterson	Chairman of the Board and Director	August 28, 2013

/s/ Gus J. Blass III Gus J. Blass III	Director	August 28, 2013

/s/ James E. Campbell III James E. Campbell III	Director	August 28, 2013

Albert C. Clark	Director

/s/ Grace Clark Grace Clark	Director	August 28, 2013

/s/ Hassell H. Franklin Hassell H. Franklin	Director	August 28, 2013

/s/ W.G. Holliman, Jr. W.G. Holliman, Jr.	Director	August 28, 2013

/s/ Warren A. Hood, Jr. Warren A. Hood, Jr.	Director	August 28, 2013

/s/ Keith J. Jackson Keith J. Jackson	Director	August 28, 2013

/s/ James V. Kelley James V. Kelley	Director	August 28, 2013

/s/ Larry G. Kirk Larry G. Kirk	Director	August 28, 2013

/s/ Turner O. Lashlee Turner O. Lashlee	Director	August 28, 2013

/s/ Guy W. Mitchell, III Guy W. Mitchell, III	Director	August 28, 2013

/s/ Robert C. Nolan Robert C. Nolan	Director	August 28, 2013

/s/ W. Cal Partee, Jr. W. Cal Partee, Jr.	Director	August 28, 2013

/s/ Alan W. Perry Alan W. Perry	Director	August 28, 2013

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on August 28, 2013.

BANCORPSOUTH, INC. 401(k) PROFIT-SHARING PLAN AND TRUST

By:	BancorpSouth Bank

	By:	/s/ David Poole
David Poole First Vice President and Trust Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
23.1	Consent of KPMG LLP
24.1	Power of Attorney (included on the signature page of this registration statement)

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